EXHIBIT 99.1

                                 PRESS RELEASE

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Contacts:

Michael Earley                        Deanne Eagle               Al Palombo
Metropolitan Health Networks          Cameron Associates         Cameron Associates
Chairman & Chief Executive Officer    Media                      Investor Relations
(561) 805-8500                        (212) 245-8800 Ext. 287    (212) 245-8800 Ext. 209
mearley@metcare.com                   deanne@cameronassoc.com    al@cameronassoc.com
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         METROPOLITAN HEALTH NETWORKS NAMES NEW CHIEF FINANCIAL OFFICER

     Senior Healthcare Finance Executive, Robert Sabo, to Join Metcare Team.

WEST PALM BEACH, FL, OCTOBER 18, 2006 - Metropolitan Health Networks, Inc., (AMEX:MDF) (NYSE Arca:MDF), a provider of high quality, comprehensive healthcare services to patients in South and Central Florida, today announced the appointment of Mr. Robert Sabo to the position of Chief Financial Officer. Mr. Sabo is expected to join the Company in that role on November 9, 2006. In addition to his existing duties, Michael Earley, Chairman and Chief Executive Officer of the Company, will also act as interim CFO until Mr. Sabo's arrival. As anticipated, on October 16, 2006, Metropolitan accepted David Gartner's resignation as Chief Financial Officer.

Commenting on the appointment, Earley stated, "It is with great pleasure that we welcome Bob Sabo to the Metropolitan team. Bob brings with him over 30 years of financial acumen and expertise focused substantially in the Florida healthcare industry. He began his career as a CPA in South Florida with Ernst & Young in 1972, rising through the ranks of the organization, achieving partnership, and gaining broad healthcare finance know-how, with his most recent responsibility as Market Leader of the Health Science Practice of the Carolinas. During his career he has worked with numerous private and public HMO's and a multitude of healthcare related companies in both the public and private arena. Most recently he was the Chief Financial Officer of Hospital Partners of America, LLC, a privately held North Carolina healthcare services and hospital partnership company, where his duties included the day to day financial operations of the organization as well the company's significant business development and merger and acquisition work. He has extensive knowledge of matters relating to the financial reporting of public companies, making him the ideal candidate for the position. As a new member of our senior management team, we look forward to the positive contributions he will make to our organization."

"I am very excited about this opportunity," stated Sabo. "As an industry insider, it has been interesting for me to observe Metropolitan's evolution over the past few years. The organization has done an excellent job of focusing its energy on its core competency of managed care and creating a solid financial foundation on which to build. The company has seized the opportunity to become a leader and innovator in the Florida Medicare managed care sector and is now prepared to expand on this success. I believe that now is a perfect time to be part of this group."

Mr. Sabo graduated with a B.B.A., Accounting from the University of Miami in Coral Gables, Florida. He is a CPA and a member of the American Institute of Certified Public Accountants.

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About Metropolitan Health Networks

Metropolitan is a growing healthcare organization in Florida that provides comprehensive healthcare services for Medicare Advantage members and other patients in South and Central Florida. To learn more about Metropolitan Health Networks, Inc. please visit its website at http://www.metcare.com.

Forward Looking Statements:

Except for historical matters contained herein, statements made in this press release are forward-looking and are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Without limiting the generality of the foregoing, words such as "may", "will", "to", "plan", "expect", "believe", "anticipate", "intend", "could", "would", "estimate", or "continue" or the negative other variations thereof or comparable terminology are intended to identify forward-looking statements.

Investors and others are cautioned that a variety of factors, including certain risks, may affect our business and cause actual results to differ materially from those set forth in the forward-looking statements. These risk factors include, without limitation, (i) pricing pressures exerted on us by managed care organizations and the level of payments we receive under governmental programs or from other payors; (ii) future legislation and changes in governmental regulations; (iii) the impact of Medicare Risk Adjustments on payments we receive for our managed care operations; (iv) our ability to successfully recruit and retain medical professionals or senior level executives; (v) a loss of any of our significant contracts or our ability to increase the number of Medicare eligible patient lives we manage under these contracts; (vi) our ability to successfully operate a healthcare management organization otherwise known as an HMO; and, (vii) our ability to successfully recruit and maintain sales people to assist in capturing increased market share in our existing target markets or in future markets where we may initiate operations . The Company is also subject to the risks and uncertainties described in its filings with the Securities and Exchange Commission, including its Annual Report on Form 10-K for the year ended December 31, 2005, and its Quarterly Reports on Form 10-Q for the quarters ended March 31, 2006 and June 30, 2006.